Exhibit 99.1

ANNOUNCEMENT

Supertel Hospitality, Inc.	Media Contact:
Ms. Connie Scarpello	Jerry Daly, Carol McCune
Sr. Vice President & CFO	Daly Gray
309 N 5th St.	703.435.6293
Norfolk, NE 68701	jerry@dalygray.com
402.371.2520
www.supertelinc.com

Supertel Hospitality, Inc. Announces Sale of Hotel Properties

NORFOLK, Neb., July 12, 2010 – Supertel Hospitality, Inc. (Supertel), a real estate investment trust (REIT) which owns 111 hotels in 23 states, announced today that it closed on the sale of three hospitality properties during the past 35 days.  Combined net proceeds from the sales totaled $3.02 million, which were used by Supertel to reduce balances on the company’s credit facilities.
“When we charted a new strategic direction for our company last year, our first step was to evaluate our portfolio to determine which assets had strategic long-term value that would provide an appropriate return on investment and monetize those assets that did not meet our criteria,” said Kelly Walters, Supertel’s President and CEO.  “We identified a total of 21 assets earlier this year as sale candidates; to date, four of those have been sold, leaving 17 hotels that currently are in the marketing process.  We have received interest in several of these assets but financing remains difficult to obtain for many potential buyers.  As the economy and hotel industry continue to recover, we expect financing to improve.”
The three sold unencumbered assets include:
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The Super 8 hotel in Kingdom City, Missouri sold on June 11, 2010 for $1.25 million.  The 60-room hotel was purchased in 1989 and was no longer classified as a core asset of the company primarily due to the age and size of the property.

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The Masters Inn hotel in Cave City, Kentucky sold on June 30, 2010 for $825,000.  The 97-room motel was acquired as part of a portfolio in 2008 and was sold primarily due to the property’s age and design.

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The Super 8 hotel in Parsons, Kansas sold on July 2, 2010 for $1.1 million.  The 48-room hotel was purchased in 1996 and was divested primarily due to the property’s size and deteriorating market fundamentals.

About Supertel Hospitality, Inc.
As of July 12, 2010, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 111 hotels comprised of 9,724  rooms in 23 states.  The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inns and Baymont Inn.  This diversity enables the company to participate in the best practices of each of these respected hospitality partners.  The company specializes in limited service hotels, which do not normally offer food and beverage service.  For more information, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.